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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ENTRX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ENTRX CORPORATION
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on
June 18, 2003

     Notice is hereby furnished to the shareholders of Entrx Corporation (formerly Metalclad Corporation) (a Delaware corporation) of record as of the close of business on May 7, 2003, of the Annual Meeting of shareholders thereof, to be held at 10:00 a.m. on June 18, 2003, at the Hyatt Regency Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota, for the following purposes:

     1.     To elect the members of the Board of Directors of Entrx Corporation; and

     2.     To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Only shareholders of record as of the close of business on May 7, 2003, or their legal representatives, are entitled to notice and to vote at the Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting.

     A Proxy, Proxy Statement and the 2002 Annual Report on Form 10K are enclosed herewith. You are requested to complete and sign the Proxy, which is being solicited by the Board of Directors and management of Entrx Corporation, and to return it in the envelope provided.

By Order of the Board of Directors

Chairman of the Board

May 15, 2003

VOTING INFORMATION
ELECTION OF DIRECTORS
General
Information Concerning Nominees
Information Concerning Director Not Standing for Re-Election
Meetings of Board of Directors
Committees of Board of Directors
Director Compensation
EXECUTIVE OFFICERS
Information Concerning Non-Director Executive Officers
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises and Year End Option Values
Equity Compensation Plan Information
Compensation Committee Report
CERTAIN TRANSACTIONS
Transactions with Executive Officers
Change in Control
Reimbursement of Expenses
Vesting of Directors’ Options
Loan to Affiliate of Wayne Mills
STOCK PERFORMANCE GRAPH
COMMON STOCK OWNERSHIP
Share Ownership of Management
Share Ownership of Certain Beneficial Owners
Reporting Under Section 16(a) of the Securities Exchange Act of 1934
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITORS
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
SHAREHOLDER PROPOSALS

VOTING INFORMATION	1
ELECTION OF DIRECTORS	4
General	4
Information Concerning Nominees	4
Information Concerning Director Not Standing for Re-Election	6
Meetings of Board of Directors	6
Committees of Board of Directors	6
Director Compensation	7
EXECUTIVE OFFICERS	8
Information Concerning Non-Director Executive Officers	8
Summary Compensation Table	9
Option Grants in Last Fiscal Year	11
Aggregated Option Exercises and Year End Option Values	11
Equity Compensation Plan Information	12
Compensation Committee Report	12
CERTAIN TRANSACTIONS	14
Transactions with Executive Officers	14
Change in Control	14
Reimbursement of Expenses	15
Vesting of Directors’ Options	15
Loan to Affiliate of Wayne Mills	15
STOCK PERFORMANCE GRAPH	17
COMMON STOCK OWNERSHIP	19
Share Ownership of Management	19
Share Ownership of Certain Beneficial Owners	20
Reporting Under Section 16(a) of the Securities Exchange Act of 1934	21
AUDIT COMMITTEE REPORT	21
INDEPENDENT AUDITORS	22
Audit Fees	23
Financial Information Systems Design and Implementation Fees	23
All Other Fees	23
SHAREHOLDER PROPOSALS	23

2

ENTRX CORPORATION
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402

PROXY STATEMENT
2003 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished to the shareholders of Entrx Corporation (hereinafter referred to as “Entrx”), in connection with the solicitation by the Board of Directors of Entrx of proxies to be voted at the annual meeting of Entrx shareholders (the “Meeting”), to be held at 10:00 a.m. on June 18, 2003 at the Hyatt Regency Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota. This Proxy Statement and the accompanying form of Proxy (the “Proxy”) were first mailed on approximately May 15, 2003 to the shareholders of record of Entrx as of the close of business on May 7, 2003.

VOTING INFORMATION

Who is entitled to vote?

     The holders of common stock of Entrx who are shareholders of record on May 7, 2003, may vote at the Meeting. As of May 7, 2003, there were 7,244,215 shares of Entrx’s common stock outstanding.

What are you voting on?

     At the Meeting, the following matters will be voted on:

•	The election of four members of the Board of Directors of Entrx.

•	Other matters incident to the conduct of the Meeting.

How does the Board recommend you vote on the proposals?

     The Board recommends you vote your shares FOR the election of each of Entrx’s nominees for director.

Who will be soliciting your vote?

     The Board of Directors is soliciting your vote by mail through this Proxy Statement. However, your vote may also be solicited in person or by telephone by directors, officers or employees of Entrx. Brokers/dealers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of Entrx’s common stock, and will be reimbursed for their expenses in connection with that activity. The cost of all of this solicitation is being paid for by Entrx.

How can you vote?

     If you hold your shares as a shareholder of record, you can vote in person at the Meeting or you can vote by mail. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are a “street name shareholder.” If you are a street name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

How do you vote by Mail?

     You can vote by mail by following the instructions on the accompanying form of Proxy, signing the Proxy, and mailing it to the address noted on the Proxy or by using the accompanying envelope provided for that purpose. The persons named as proxies on the Proxy will vote your shares in accordance with your instructions. If you sign and submit your Proxy without giving instructions, the proxies named on the Proxy will vote your shares as recommended by the Board of Directors.

How can you revoke your Proxy?

     If you are a shareholder of record, you can revoke your Proxy by:

•	Submitting a new Proxy;

•	Giving written notice before the meeting to Entrx’s Secretary, at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, stating that you are revoking your Proxy; or

•	Attending the Meeting and voting your shares in person.

     Merely attending the meeting without voting will not revoke your Proxy.

     If you are a street name shareholder, you may revoke your Proxy only as instructed by the bank, broker or other nominee holding your shares.

How do you sign the Proxy?

     Sign your name exactly as it appears on the Proxy. If you are signing in a representative capacity (for example, as a guardian, trustee, executor, administrator, attorney or the officer or agent of a company), include your name and title or capacity. If the shares are held in custody (for example, under the Uniform Transfer to Minors Act), the custodian should sign, not the minor or other beneficiary. If the shares are held in joint ownership, both owners must sign.

What does it mean if you receive more than one proxy or voting instruction card?

     It means your shares are registered differently or are in more than one account. Please provide voting instructions for each Proxy you receive to ensure all your shares are voted.

What constitutes a quorum?

     A quorum of shareholders is necessary to hold a valid meeting of shareholders. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Meeting. Abstentions and broker non-votes (as described below) are counted as present for establishing a quorum.

How can you cast your vote for directors?

     You may cast your vote for any nominee as a member of the Board of Directors two ways. You may cast one vote for each share you own for each nominee, or you may cumulate your votes. In order to cumulate your votes, you would multiply the number of directors to be elected (four in this case) by the number of shares you own. This is the total (or cumulative) number of votes you can exercise. You may then cast this cumulative number of votes for one nominee, or distribute those votes among two or more nominees in any proportion you desire. In an uncontested election there is normally no need to cumulate votes.

How many votes are needed for approval of each proposal?

     Persons nominated to be a member of the Board of Directors are elected by a plurality. That is, since there are four directorships established by the Board of Directors, those four nominees who receive the greatest number of votes will be elected as members of the Board of Directors, regardless of whether they receive the affirmative vote of the shareholders owning a majority of the shares of common stock present in person or by proxy. In an uncontested election, the plurality requirement is not a factor.

What is a broker non-vote?

     A broker non-vote occurs when a broker submits a Proxy that does not indicate a vote for some of the proposals because the broker did not receive instructions from the beneficial owner on how to vote on those proposals and does not have discretionary authority to vote in the absence of instructions.

How can you attend the Meeting?

     If you are a shareholder of record on May 7, 2003, you can attend the meeting by presenting acceptable identification at the Meeting. If you are a street name shareholder you may attend the meeting by presenting acceptable identification along with evidence of your beneficial ownership of Entrx common stock.

ELECTION OF DIRECTORS

General

     Four persons, all of whom are currently members of Entrx’s Board of Directors, are being nominated for election at the Meeting. Unless otherwise directed, it is the intention of those persons named as proxies in the accompanying form of Proxy to vote for the election of Kenneth W. Brimmer, Joseph M. Caldwell, Wayne W. Mills and Joseph M. Senser as the members of Entrx’s Board of Directors. Each nominee is being nominated for a term of approximately one year, until the next annual meeting of Entrx’s shareholders.

     MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH OF THE PROPOSED NOMINEES LISTED BELOW, AND THE PROXIES WILL BE VOTED IN FAVOR OF SUCH PROPOSED NOMINEES OR AS OTHERWISE DIRECTED.

Information Concerning Nominees

     The name, initial year of service as a director, age and respective position of each nominee as a director of Entrx as of the date of this Proxy Statement, are as follows:

Name	Director Since	Age	Position

Kenneth W. Brimmer(1)(2)(3)(4)	2002	47	Chairman of the Board and Director

Wayne W. Mills	2002	48	President, Chief Executive Officer and a Director

Joseph M. Senser(1)(2)(3)(4)	2002	46	Director

Joseph M. Caldwell(5)	2002	35	Director

(1)	Member of the Audit Committee since June, 2002.

(2)	Member of the Compensation Committee since February, 2002.

(3)	Member of the Nominating Committee since February, 2002.

(4)	Member of the Stock Option Committee since September, 2002

(5)	Member of Audit Committee and Stock Option Committee since March, 2003.

     The business experience, principal occupations and directorships in publicly-held companies for the persons nominated to be directors of Entrx are set forth below.

     Kenneth W. Brimmer has been the chairman of the Board of Directors of Entrx since March 2002. At the request of Entrx’s Board of Directors, Mr. Brimmer acted as the chief executive officer and chairman of the board of directors of Chiral Quest, Inc. (formerly Surg II, Inc.) (OTCBB: CQST), from May 2002 until February 2003. He currently continues to serve as a board member at Chiral Quest, Inc. Mr. Brimmer was the chief executive officer and chief financial officer of Active IQ Technologies, Inc., from March 2000 until December 2001, and continues to act as its chairman of the board of directors. Active IQ Technologies, Inc., which is headquartered in Minnetonka, Minnesota, is engaged in providing accounting software services, and is listed on the over-the-counter Bulletin Board under the symbol AIQT. Until April 2000, Mr. Brimmer was an executive officer of Rainforest Cafe, Inc., serving as its treasurer from 1995, and its president from April, 1997. From 1990 until 1997, Mr. Brimmer was also engaged in an executive position with Grand Casino, Inc., in Minneapolis, Minnesota, a company then engaged in owning, operating or managing gaming casinos in Mississippi, Louisiana and Minnesota. Mr. Brimmer is currently a member and the chairman of the board of directors of Sterion Incorporated and Hypertension Diagnostics, Inc.

     Wayne W. Mills has been the president and chief executive officer of Entrx since February 13, 2002. Mr. Mills is the owner and manager of Blake Capital Partners, LLC, which he formed in September, 1999, primarily to provide consulting services in the areas of capital formation, and mergers and acquisitions. Since December, 2001, Mr. Mills has been a member of the board of directors of Active IQ Technologies, Inc. (OTC BB: “AIQT”), located in Minnetonka, Minnesota, and engaged in providing accounting software services. From December, 2002 to April, 2003, Mr. Mills was a member of the board of directors and the non-salaried chief executive officer of Innovative Gaming Corp. of America (OTC BB: “IGCA”), with offices in Las Vegas, Nevada, which is engaged in the development, manufacturing and marketing of specialty gaming machines. From May, 1991 until September, 1999, Mr. Mills was a registered representative with RJ Steichen & Co., a broker/dealer in Minneapolis, Minnesota.

     Joseph M. Senser is the owner of Joe Senser’s Sports Grill, Inc. which owns and operates three restaurants in the Minneapolis, Minnesota metropolitan area. Mr. Senser opened his first restaurant in 1987. From 1995 until August, 2000, Mr. Senser also acted as director of community relations for Grand Casino Mille Lacs and Grand Casino Hinckley, which are native American owned and operated gaming casinos in north-central Minnesota. Since August, 2000, Mr. Senser has acted as a member of the board of managers of two related non-profit organizations, the Milton Hershey School and the Hershey Trust. The Milton Hershey School, with funding from the Hershey Trust, provides grades K through 12 education and living facilities in Hershey, Pennsylvania, for financially disadvantaged children.

     Joseph M. Caldwell has been chairman of the board of directors of Marix Technologies, Inc. since May 2002. Prior to that he was chief executive officer and a member of the board of directors of Marix Technologies, Inc. since May, 2000. Marix is a privately held company based in Minneapolis, Minnesota that develops and markets software designs to facilitate and control offsite access to software applications and access to information. From March, 1995 to May, 2000, Mr. Caldwell was the chief executive officer of US Internet Corporation, a Minneapolis-

based privately held Internet service provider, with service in over 1,300 cities nationwide and over 110 cities internationally. In June, 1998, he co-founded Net Lifestyles, Inc., and has served as co-chairman of the board of directors from June, 1998 to the present. Net Lifestyles is a privately held direct sales company marketing websites, e-commerce solutions, and Internet access to individuals and small businesses.

Information Concerning Director Not Standing for Re-Election

     Gary W. Copperud, who was a member of Entrx’s Board of Directors in 2002, resigned such membership on March 15, 2003. Gary W. Copperud has been the president and general manager of CMM Properties, LLC, in Fort Collins, Colorado, since 1983. CMM Properties, LLC is primarily engaged in making investments in real estate and equity securities, and the management of those investments.

Meetings of Board of Directors

     During the year ended December 31, 2002 the Board of Directors held eight meetings, and acted by unanimous written consent on two occasions. Each member of the Board of Directors was present for more than 75% of the meetings.

Committees of Board of Directors

     Audit Committee. The Audit Committee has the responsibility of (i) reviewing audited annual consolidated financial statements, and reports and consolidated financial statements submitted to any governmental body or disclosed to the public; (ii) consulting with Entrx’s independent auditors on various audit and financial personnel issues, including questions of independence, disagreement between the auditors and Entrx’s financial personnel, reviewing of internal financial controls; (iii) recommending to the Board of Directors the engagement of independent accountants to audit the consolidated financial statements of Entrx, and reviewing the performance of such accountants; (iv) reviewing and considering the appropriateness of accounting principles or practices applied to Entrx’s consolidated financial statements; and (v) reviewing Entrx’s financial personnel and organization. Kenneth W. Brimmer, a member of the Audit Committee, has been determined to be the audit committee financial expert. Each member of the Audit Committee is independent as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. The Audit Committee held four meetings during the year ended December 31, 2002.

     Compensation Committee. The Compensation Committee, which consists solely of non-employee directors, has the obligation to adopt policies applicable to the establishment and the compensation of Entrx’s executive officers, and has authority to consider and recommend to the Board of Directors the salaries, bonuses, share options, and other forms of compensation of those executive officers. The Compensation Committee held one meeting during the year ended December 31, 2002.

     Nominating Committee. Entrx’s Nominating Committee was established by the Board of Directors in February, 2002. The Nominating Committee has the authority to consider the qualifications of and recommend each candidate and incumbent for election as a director of Entrx and to nominate candidates to fill Board of Directors vacancies. In the future, the Nominating Committee will consider shareholder nominations of candidates for election as directors of Entrx upon receipt of a written request provided to Entrx’s Nominating Committee no later than December 31 of the calendar year preceding the next annual meeting of shareholders together with the written consent of such person to serve as a director. The nominating committee acted by unanimous written consent on one occasion during the year ended December 31, 2002.

     Stock Option Committee. Entrx’s Stock Option Committee was established by the Board of Directors in September, 2002. The Stock Option Committee, which consists solely of independent members, has the authority to grant options to purchase common stock of Entrx to employees and members of the Board of Directors. In granting options to non-executive officer employees, the Stock Option Committee generally considers the recommendation of management. The Stock Option Committee works closely with, and considers the recommendations of, the Compensation Committee in cases involving the granting of stock options to executive officers of Entrx. The Stock Option Committee acted by unanimous written consent on one occasion in the year ended December 31, 2002.

Director Compensation

     J. Thomas Talbot, Raymond J. Pacini and Daniel D. Lane, as non-employee members of the Board of Directors through June 24, 2002, were each entitled to receive $2,500 per calendar quarter, $1,000 for attendance at each Board of Directors meeting and $500 for attendance at each meeting of a Committee of the Board of Directors. For 2002, Messrs. Talbot, Pacini and Lane each received $18,500 as members of the Board of Directors. (See “CERTAIN TRANSACTIONS - Vesting of Directors Options”)

     Gary W. Copperud, Kenneth W. Brimmer and Joseph M. Senser, who were elected as members of the Board of Directors on February 13, 2002, were each granted options to purchase 50,000 shares of Entrx’s Common Stock at a price of $2.50 per share on March 4, 2002; 16,700 shares of which were immediately exercisable, an additional 16,700 shares of which were exercisable after March 4, 2003, and all shares which will be exercisable after March 4, 2004. These options will vest only while each optionee remains as a member of the Board of Directors, and expire on March 5, 2009. On June 24, 2002, upon election to the Board of Directors, Joseph M. Caldwell was granted options to purchase 50,000 shares of Entrx’s Common Stock at a price of $2.50 per share; 16,700 shares of which were immediately exercisable, an additional 16,700 shares of which are exercisable after June 23, 2003 and all shares will be exercisable after June 23, 2004. These options will vest only while Mr. Caldwell remains as a member of the Board of Directors, and expire on June 24, 2009. In addition, the Board of Directors established a plan whereby each member of Entrx’s Board of Directors would receive a stock option for 10,000 shares of Entrx’s common stock in January of each year, at the then fair market value of the shares.

     In addition, on November 7, 2002, Joseph M. Senser, Joseph M. Caldwell and Gary W. Copperud each received an option to purchase 25,000 shares of the common stock of Chiral Quest, Inc. (formerly Surg II, Inc.), which are owned by Entrx, at a price of $1.25 per share, the then market price of the Chiral Quest, Inc. common stock on the over-the-counter Bulletin Board (OTC BB: “CQST”). Chiral Quest, Inc. was a 90% owned subsidiary of Entrx until October, 2002, when 3,791,576, or all but 190,566 shares of the common stock of Chiral Quest, Inc. owned by Entrx were spun out to its shareholders of record as of October 11, 2002, as a dividend. The options are fully vested and exercisable through November 5, 2009.

     Kenneth W. Brimmer, as Chairman of the Board of Directors, receives $3,000 per month. There is no current plan to pay any cash compensation to any other member of the Board of Directors elected at the Meeting.

     In addition, at the request of Entrx’s Board of Directors, Mr. Brimmer acted as the president and a member of the board of directors of Chiral Quest, Inc. (formerly Surg II, Inc.) from May 2002 until February 2003, and received an option to purchase 100,000 shares of the common stock of Chiral Quest, Inc. at a price of $1.25 per share, the then market price, exercisable until October, 2009. The option is currently fully vested. Chiral Quest, Inc. was a 90% owned subsidiary of Entrx at the time of Mr. Brimmer’s appointment as president and a director.

EXECUTIVE OFFICERS

Information Concerning Non-Director Executive Officers

     The names, ages, positions and business experience of Entrx’s non-director executive officers, as of the date of this Proxy Statement, are as follows:

Name	Age	Position

Brian D. Niebur	40	Treasurer and Chief Financial Officer

Geoffrey B. Larson	47	President of Metalclad Insulation Corporation

     Brian D. Niebur has been employed part time by Entrx as its treasurer and chief financial officer since February 13, 2002. At the request of Entrx’s Board of Directors, from May 2002, until February 2003 Mr. Niebur served as chief financial officer and a member of the Board of Directors of Chiral Quest, Inc. (formerly Surg II, Inc.) (OTCBB: CQST). Chiral Quest, Inc. was a 90% subsidiary of Entrx until Entrx’s shares of Chiral Quest, Inc. were spun out to Entrx’s shareholders in October 2002. Mr. Niebur is a certified public accountant, and since July, 2000, has acted as a vice president and controller for Wyncrest Capital, Inc. in Minneapolis, Minnesota, a privately held venture capital firm. Mr. Niebur’s primary duties for Wyncrest Capital, Inc. are to act as chief financial officer for Marix Technologies, Inc., a development stage software company in which Wyncrest Capital, Inc. has made an equity investment. From August, 1997 until July, 2000, Mr. Niebur was the controller for Vital Images, Inc., a developer and marketer of medical visualization and analysis software, in Plymouth, Minnesota. Mr. Niebur was the vice president and controller of IVI Publishing, Inc. in Eden Prairie, Minnesota, from September, 1993 until August, 1997. IVI Publishing, Inc. was an electronic publisher of health and medical information.

     Geoffrey B. Larson is the president and a director of Entrx’s wholly owned operating subsidiary, Metalclad Insulation Corporation (“Metalclad”), having commenced his employment on April 7, 2003. For approximately six months immediately prior to his employment with Metalclad, Mr. Larson was a Branch Manager of the Sacramento, California branch of a wholly owned subsidiary of Performance Contracting, Inc., with principal offices in Lenexa, Kansas. From May 2001, until September 2002, Mr. Larson was President of Veit Environmental, Inc., which is located in Rogers, Minnesota. From June 1999 until March 2001, Mr. Larson was a Regional Manager of LVI Environmental Services, Inc. with principal offices in New York, New York. From April 1988 until May 1999, Mr. Larson was employed by NSC Corp. or one of its wholly owned subsidiaries, in various positions, including a Vice President of operations for NSC Corp. from May 1998 until May 1999. The principal offices of NSC Corp. are located in Methuen, Massachusetts. Each of Mr. Larson’s former employers were engaged in asbestos, mold and other environmental abatement and industrial cleaning services.

     Mr. Larson, Metalclad Insulation Corporation and Entrx have entered into an Employment Agreement which is terminable by either party without cause on 15 days notice. The Employment Agreement provides for an annual salary of $165,000, an employment commencement bonus of $10,000 and an annual bonus equal to 10% of the annual net profits of Metalclad Insulation Corporation, payable following the end of each fiscal year of Entrx, commencing with the year ending December 31, 2003. In accordance with the Employment Agreement, Mr. Larson has also been granted an option to purchase 100,000 shares of Entrx’s common stock at a price of $0.50 per share, exercisable through April 6, 2010. The option, and Mr. Larson’s right to exercise the option vests as to 25,000 shares on April 7, 2004, and as to 25,000 shares on April 7 in each of the three succeeding years. The option terminates three months following the termination of Mr. Larson’s employment with Metalclad Insulation Corporation. Mr. Larson is also entitled to be reimbursed for the expenses he has incurred in moving his home from the Sacramento, California area, to a location in close proximity to Metalclad Insulation Corporation’s facilities in Anaheim, California.

Summary Compensation Table

     The following table sets forth certain compensation information for: (1) each person who served as the chief executive officer of Entrx at any time during the year ended December 31, 2002, regardless of compensation level, and each of the other executive officers, other than the chief executive officer, serving as an executive officer at December 31, 2002. The foregoing persons are collectively referred to in this Proxy Statement as the “Named Executive Officers.” Compensation information is shown for fiscal years 2000, 2001 and 2002.

						Long Term Compensation

		Annual Compensation				Awards

						Restricted	Securities
					Other Annual	Stock	Underlying	All Other
		Salary		Bonus	Compensation	Awards	Options/SARs	Compensation
Name/Principal Position	Year	($)		($)	($)	($)	(#)	($)

Grant S. Kessler(1)	2002	1,229,683	(4)	—	1,085	—	—	181,193	(6)
President and Chief Executive Officer	2001	250,000		480,000	25,920	—	200,000	—
	2000	250,000		50,000	25,920	—	250,000	—
Wayne W. Mills(2)	2002	175,000		—	—	—	150,000	—
President and Chief Executive Officer	2001	—		—	—	—	—	—
	2000	—		—	—	—	—	—
Anthony C. Dabbene(1)	2002	883,693	(5)	—	1,071	—	—	15,000	(7)
Treasurer and Chief Financial Officer	2001	180,000		360,000	6,000	—	150,000	—
	2000	180,000		36,000	6,000	—	200,000	—
Robert D. Rizzo(3)	2002	121,833		25,000	—	—	25,000	—
President of Metalclad Insulation	2001	130,000		40,000	—	—	—	—
Corporation	2000	120,024		24,000	19,106	—	10,000	—
Brian D. Niebur(6)	2002	60,000		—	—	—	50,000		(8)
Treasurer and Chief Financial Officer	2001	—		—	—	—	—	—
	2000	—		—	—	—	—	—

(1)	Terminated employment on February 13, 2002.

(2)	Commenced employment on February 14, 2002.

(3)	Terminated employment on March 28, 2003.

(4)	Includes $1,192,000 related to the termination of Mr. Kesler’s employment with the Company.

(5)	Includes $858,000 related to the termination of Mr. Dabbene’s employment with the Company.

(6)	Represents the forgiveness of one-third of a loan to Mr. Kesler. This loan is being forgiven over a three-year period in exchange for consulting services. The loan has been fully reserved in the Company’s consolidated financial statements.

(7)	Mr. Dabbene provided consulting services to the Company for three months after his employment terminated.

(8)	Mr. Niebur received an option to purchase 25,000 shares of Chiral Quest, Inc. (formerly Surg II, Inc.), at a price of $1.25 per share. At the time the option was granted, the closing price of the common stock of Chiral Quest, Inc. on the over-the-counter Bulletin Board was $1.25 per share. Chiral Quest, Inc. was a 90% owned subsidiary of Entrx at the time the option was granted. The closing price of the common stock of Chiral Quest was $1.30 per share on April 17, 2003.

Option Grants in Last Fiscal Year

     The following table provides certain information regarding options to purchase shares of Entrx’s Common Stock granted to the Named Executive Officers during the year ended December 31, 2002.

Individual Grants
					Potential Realizable
		Percentage of			Value of Assumed
	Number of	Total			Annual Rates of
	Securities	Options/SARs			Stock Price
	Underlying	Granted to	Exercise		Appreciation for
	Options/SARs	Employees in	or Base		Option Term
	Granted	Fiscal Year	Price	Expiration
Name	(#)	2002	($/Share)	Date	5%($)	10%($)

Grant S. Kessler	—	—	—	—	—	—
Wayne W. Mills	150,000	50.0%	2.50	3/4/09	152,663	355,769
Anthony C. Dabbene	—	—	—	—	—	—
Robert D. Rizzo	25,000	8.3%	1.20	9/22/09	12,213	28,462
Brian D. Niebur	50,000	16.7%	2.50	3/4/09	50,887	118,590

Aggregated Option Exercises and Year End Option Values

     The following table provides certain information regarding the exercise of stock options to purchase shares of Entrx’s Common Stock during the year ended December 31, 2002, by the Named Executive Officers, and the fiscal year-end value of stock options held by such officers.

		Number of Securities Underlying		Value of Unexercised
	Shares	Unexercised Options/SARs at		In-the-Money Options/SARs
	Acquired on	Fiscal Year End (#)		at Fiscal Year End ($)
Name	Exercise (#)	(Exercisable/Unexercisable)		(Exercisable/Unexercisable)(1)

Grant S. Kessler	None	620,000	-0-	-0-	-0-
Wayne W. Mills	None	-0-	150,000	-0-	-0-
Anthony C. Dabbene	None	450,000	-0-	-0-	-0-
Robert D. Rizzo	None	6,667	28,333	-0-	-0-
Brian D. Niebur	None	-0-	50,000	-0-	-0-

(1)	Based on a fiscal year end of December 31, 2002 and a closing price on the NASDAQ small cap market of $0.80 per share on December 31, 2002. The value of in-the-money options is calculated as the difference between the fair market value of the Common Stock underlying the options at fiscal year end and the exercise price of the options. Exercisable options refer to those options that are exercisable as of December 31, 2002, while unexercisable options refer to those options that become exercisable at various times thereafter.

Equity Compensation Plan Information

     The following table sets forth as of December 31, 2002, the total number of shares of Entrx’s common stock which may be issued upon the exercise of outstanding stock options and other rights under compensation plans approved by the shareholders, and under compensation plans not approved by the shareholders. The table also sets forth the weighted average purchase price per share of the shares subject to those options, and the number of shares available for future issuance under those plans.

	Number of securities		Number of securities remaining
	to be issued upon	Weighted-average	available for future issuance
	exercise of	exercise price of	under equity compensation
	outstanding options,	outstanding options	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	1,932,800 (1)	$2.62	737,200
Equity compensation plans not approved by security holders	1,274,533	$5.84	None
Total	3,207,333	$3.90 (2)	737,200

(1)	Options for 1,470,000 shares have been granted under Entrx’s 2000 Omnibus Stock Option and Incentive Plan (the “2000 Plan”) which was approved by Entrx’s shareholders. The remaining options for 462,800 shares were granted under similar plans which were previously adopted and approved by the shareholders, and which have been terminated.

(2)	The prices at which all options are exercisable range from $1.20 to $45.00 per share.

Compensation Committee Report

     As the Compensation Committee of Entrx Corporation (“Entrx”), it is our duty to review and recommend the compensation levels for members of Entrx’s management, evaluate the performance of management and the administration of Entrx’s various incentive plans.

     The policies and underlying philosophy governing Entrx’s compensation program are to maintain a comprehensive program that is competitive in the marketplace, provide opportunities integrating salary and stock rights to compensate short and long term performance of management, recognize and reward individual accomplishments and allow Entrx to retain seasoned executives who are essential to Entrx’s success.

     In determining management’s compensation, this Committee evaluates the compensation paid to management based on their performance, their experience, and the stage of development of Entrx. The Committee also takes into account such relevant external factors as general economic conditions, stock price performance, and stock market prices generally.

     Management compensation is composed of salary, bonuses, and options to purchase shares of Entrx’s common stock.

     Bonuses may be discretionary, or based upon an established plan. No bonuses were paid to the current executive officers in 2002.

     The base salaries for executive officers are determined by evaluating the responsibilities of the positions held, the individual experience, the competitive marketplace, the individual’s performance of responsibilities and the individual’s overall contribution to Entrx.

     The Committee considers and recommends stock option grants to executive officers under Entrx’s stock option plans. The Committee believes that stock options provide strong incentive to increase the value of stockholders’ interests. Stock option grants are believed by the Committee to help focus management on the long-term success of Entrx. The amount of any stock option grant is based primarily on an individual’s responsibilities and position with Entrx. Individual awards of options are affected by the Committee’s subjective evaluation of factors it deems appropriate such as the assumption of responsibilities, competitive factors and achievements. Our recommendations for stock options are provided to Entrx’s Stock Option Committee which has the authority to grant such options. During 2002 options were granted to Messrs. Mills, Niebur and Rizzo for the purchase of 150,000, 50,000 and 25,000 shares, respectively, at an exercise price of $2.50 per share for Messrs. Mills and Niebur, and $1.20 per share for Mr. Rizzo.

     In March 2002, the Committee recommended that Entrx’s President, Wayne W. Mills, and Entrx’s Treasurer, Brian D. Niebur, be paid annual salaries at the rate of $200,000 and $60,000, respectively. Mr. Niebur’s salary was increased to an annual rate of $75,000 in July, 2002, by the Board of Directors. In addition, the committee recommended that Mr. Mills be paid a bonus based upon the performance of the market price of Entrx’s common stock. Under the bonus plan, no bonus was earned for 2002. The Committee has not yet recommended a bonus plan for 2003, but has recommended that salaries of executive officers in 2003 remain the same as 2002, and may recommend the adoption of a new bonus plan for 2003. The Committee also recommended the granting of stock options to Entrx’s executive officers in 2002. The Board of Directors and Stock Option Committee followed our recommendations in each case.

     Significant to the Committee’s recommendations concerning executive compensation and option grants are significant events which have occurred over time as well as objectives set for the coming year. With regard to the year ended December 31, 2002, the Committee took into account the efforts of management in negotiating a merger of Entrx’s 90% owned subsidiary, Chiral Quest, Inc. (formerly Surg II, Inc.) with Chiral Quest, LLC, which took place in February of this year, as well as the disappointing operating results and performance of the market value of Entrx’s common stock.

Compensation Committee

/s/ Kenneth W. Brimmer

Kenneth W. Brimmer, Chairman

/s/ Joseph M. Senser

Joseph M. Senser, Member

CERTAIN TRANSACTIONS

Transactions with Executive Officers

     Effective January 1, 2002, Entrx entered into Amended and Restated Employment Agreements (the “Amended Agreements”) between the then president and chief executive officer of Entrx, Grant S. Kesler, and the then treasurer and chief financial officer of Entrx, Anthony C. Dabbene. The Amended Agreements increased the salaries of Messrs. Kesler and Dabbene from $250,000 and $180,000, to $300,000 and $216,000, respectively, changed the definition of a change in control of Entrx to include a change in the composition of the Board of Directors, and provided for an increase in the amount of severance payments and benefits which would be payable to each in the event they resigned after a change of control.

     As a result of the resignations of Messrs. Kesler and Dabbene, as set forth under “Change in Control” below, and in lieu of compensation which would otherwise be due under change of control provisions contained in their Amended Agreements, Entrx issued Mr. Kesler 140,000 shares of Entrx’s common stock, forgave a loan due from Mr. Kesler in the amount of $543,000 in exchange for future consulting services and paid Mr. Kesler $832,000 in cash, and issued Mr. Dabbene 86,000 shares of Entrx’s common stock and paid Mr. Dabbene $637,000 in cash. In addition, all outstanding unvested stock options held by Messrs. Kesler and Dabbene were immediately vested and became exercisable. Messrs. Kesler and Dabbene each agreed to act as a consultant to Entrx under two-year and three-month consulting agreements, respectively. In addition to the payment discussed above, Mr. Dabbene’s compensation for consulting was $5,000 per month. A portion of the cash payments due to Mr. Kesler and Mr. Dabbene ($482,000 and $425,000, respectively) was deposited by Entrx as income and payroll tax withholding on the total compensation paid to each of them.

Change in Control

     Wayne W. Mills commenced an acquisition of Entrx shares in November 2000 for investment purposes, with the then understanding and encouragement of Entrx’s management. In January 2001, Mr. Mills filed with Entrx and the Securities and Exchange Commission a report on form Schedule 13D reporting the acquisition of more than ten percent of the outstanding shares of the corporation by Mr. Mills, his wife and a company (Blake Capital Partners, LLC) controlled by Mr. Mills. Mr. Mills stated the shares were acquired for investment purposes and not with an intent to obtain control of Entrx.

     In December 2001, Mr. Mills amended his Schedule 13D to report a determination by Mr. Mills to undertake efforts to change the management of Entrx. Mr. Mills indicated he would seek the cooperation of the then current members of Entrx’s management and, if those efforts were not successful, would solicit the shareholders of Entrx to elect replacement members to the Entrx Board of Directors.

     In February 2002, as a result of negotiations among Mr. Mills and members of the Entrx management, and in order to avoid the cost and disruption to Entrx’s business that would likely result from shareholder solicitations, (i) Grant S. Kesler, Anthony C. Dabbene and Bruce H. Haglund resigned as members of the corporation’s Board of Directors; (ii) Mr. Mills, Gary W. Copperud, Kenneth W. Brimmer and Joseph M. Senser were elected to the corporation’s Board of Directors; and (iii) Mr. Mills and Brian D. Niebur were, respectively, appointed as Entrx’s chief executive officer and chief financial officer.

     Mr. Mills reported that he, his spouse, and Blake Capital Partners, LLC used personal funds to acquire their Entrx shares. He further reported that the purchases were made as open market acquisitions.

     In connection with the change in management of Entrx, employment agreements with Mr. Kesler and Mr. Dabbene were amended, consulting agreements were made with them and a debt owed to Entrx by Mr. Kesler was forgiven. The terms of such amendments, consulting agreements and debt forgiveness are described under “Transactions with Executive Officers” above.

Reimbursement of Expenses

     In connection with his efforts in effecting the change of control as discussed above, Mr. Mills expended in excess of $100,000 in legal fees and other expense. By action of the Board of Directors, Mr. Mills was reimbursed for such expenses, not to exceed $100,000.

Vesting of Directors’ Options

     As a result of the change in control discussed above, options granted to four non-executive officers of Entrx who served as members of the Board of Directors became fully vested in February, 2002.

Loan to Affiliate of Wayne Mills

     On December 10, 2001, Entrx loaned Blake Capital Partners, LLC (“Blake Capital”) a Minnesota limited liability company, $1,250,000 under a non-recourse secured note (the “Note”) which Blake Capital used to acquire an equity interest in an entity unrelated to Entrx. Blake Capital is wholly owned by Wayne W. Mills who later became a director and the President of Entrx on February 13, 2002. The Note with interest at the rate of 6% per annum, was due June 10, 2002. Blake Capital had the right to extend the due date of the Note for up to 90 days, and on June 10, 2002, exercised that right. During the 90-day extension period and beyond, the rate of interest increased to 12% per annum. The Note was not repaid on the extended due date of September 8, 2002.

     As security for the loan, Mr. Mills pledged 500,000 shares of Entrx’s common stock, under the terms of a pledge agreement (the “Pledge Agreement”) dated as of December 10, 2001. In October, 2002, Entrx spun off shares of Chiral Quest, Inc. common stock as a dividend to its shareholders, on the basis of one share of Chiral Quest, Inc. common stock for each two shares of Entrx common stock held as of October 11, 2002. Prior to the dividend, Chiral Quest, Inc. (then Surg II, Inc.) was a 90% owned subsidiary of Entrx. As a result of the dividend, Mr. Mills received 250,000 shares of the common stock of Chiral Quest, Inc., which were added to the 500,000 shares of Entrx’s common stock held as collateral for the loan. The Pledge Agreement provides that Mr. Mills will retain voting power over the collateralized shares until such shares are either cancelled or sold to satisfy the loan under the terms of the Note and Pledge Agreement. To satisfy its obligations under the Note, all or a portion of the 500,000 shares of Entrx common stock, or 250,000 shares of Chiral Quest, Inc. common stock, can be sold at the direction of Blake Capital, in which case the proceeds of such sale will be applied against the principal and interest due under the Note. The terms of the Note also provide that Blake Capital can request that the Entrx shares be cancelled, in which case they will carry a value of $2.50 per share which may be applied against the amount due under the Note. If the Note is in default, Entrx can cancel the shares at a value of $2.50 per share, and apply the amount cancelled against the principal and interest due under the Note. Entrx is taking the position that the $2.50 value now relates to one share of Entrx common stock and one-half share of Chiral Quest, Inc. common stock.

     Since the Note is non-recourse to Blake Capital, neither Blake Capital nor Mr. Mills has any personal liability under the Note, except for the interest on the Note, and Entrx’s only recourse for repayment of the Note is the 500,000 shares of Entrx common stock, and 250,000 shares of Chiral Quest, Inc. common stock, pledged as security. As of December 31, 2002, the market value of the collateral was $387,000 less than the balance due under the loan. The Board of Directors has determined not to foreclose on the collateral at this time.

     Mr. Mills began acquiring Entrx common stock in the open market as an investment in November, 2000, and by August 31, 2001, had acquired 15% of Entrx’s outstanding common stock. Under certain provisions of the Delaware Corporation Law (the “Delaware Law”), if a shareholder acquires 15% of the outstanding common stock of a corporation incorporated under the Delaware Law without prior approval of the Board of Directors of that corporation, Entrx is precluded from entering into certain transactions without the affirmative vote of holders of at least two-thirds of the shares of Entrx’s outstanding common stock, excluding the shares owned by the 15% or greater shareholder. The precluded transactions include any merger or consolidation of Entrx and certain of its subsidiaries with any other corporation in which Mr. Mills had an interest, certain mergers or consolidations which might be considered as caused by Mr. Mills under the statute, and the receipt by Mr. Mills of any loan, advance, guarantee, pledge or other financial benefit. (See “CERTAIN TRANSACTIONS — Change in Control”). The loan was made to Mr. Mills when he owned more than 15% of the outstanding common stock of Entrx. Although members of the Board of Directors of Entrx were aware of Mr. Mills purchases of Entrx common stock, no official prior approval for such purchases was given by the Board of

Directors. As a result, the loan was likely in violation of Section 203 of the Delaware Corporation Law. Neither Mr. Mills nor the management of Entrx was aware of the provisions of said Section 203 at the time the loan was made.

STOCK PERFORMANCE GRAPH

     The graph below provides an indication of the cumulative return on Entrx’s common stock as compared to the NASDAQ stock index and to eight specialty trade contractors (including Entrx) whose common stock is traded in the NASDAQ market for the period January 1, 1998 through December 31, 2002. The graph is presented on the assumption that $100 was invested at the close of the market on December 31, 1997, in shares of Entrx common stock, in the NASDAQ stock market index, and in the eight specialty trade contractors, weighted on the basis of the closing market price as of December 31, 1997, with all dividends reinvested.

Comparison of Five—Year Cumulative Total Returns
Performance Graph for
ENTRX CORP

Produced on 03/27/2003 including data to 12/31/2002

$300
$200
$100
$0
86.5
22.7
11.0
12/31/1997
12/31/1998
12/31/1999
12/29/2000
12/31/2001
12/31/2002

Legend

Symbol	CRSP Total Returns Index for:	12/1997	12/1998	12/1999	12/2000	12/2001	12/2002
——— ■	ENTRX CORP	100.0	37.1	52.0	13.7	18.8	11.0
— — ★	Nasdaq Stock Market (US Companies)	100.0	141.0	261.5	157.8	125.2	86.5
- - - ▲	NASDAQ Stocks (SIC 1790—1799 US Companies) Miscellaneous Special Trade Contractors	100.0	33.1	68.3	47.5	43.1	22.7

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year—end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 12/31/1997.

1998

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.

©Copyright 2003

COMMON STOCK OWNERSHIP

Share Ownership of Management

     The following table sets forth certain information as of the record date with respect to the shares of Common Stock beneficially owned by: (i) each director or director nominee; (ii) each executive officer; and (iii) all current executive officers (regardless of salary and bonus level) and directors as a group. Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

	Number of
	Common Shares		Percentage of
	Beneficially		Outstanding
Name of Beneficial Owner	Owned		Shares(5)

Wayne W. Mills	1,790,000	(1)	24.5
Kenneth W. Brimmer	153,400	(2)(3)	2.1
Joseph M. Caldwell	53,400		*
Joe M. Senser	53,400	(3)	*
Brian D. Niebur	16,700	(4)	*
Geoffrey B. Larson	None		None
All executive officers and directors as a group (6 persons)	2,066,900	(5)	27.6

*	Less than 1%

(1)	Includes 400,000 shares which are owned by Blake Capital Partners, LLC which is wholly owned by Mr. Mills, 400,000 shares which are owned by Mr. Mill’s Individual Retirement Account, 275,000 shares which are owned by Mr. Mills’ spouse and to which Mr. Mills disclaims beneficial ownership, and 70,000 shares which Mr. Mills may acquire upon the exercise of outstanding stock options.

(2)	Includes 15,000 shares which are owned by Mr. Brimmer’s Individual Retirement Account, and 5,000 shares which are owned by the Individual Retirement Account of Mr. Brimmer’s spouse, and to which he disclaims any beneficial interest.

(3)	Includes 53,400 shares that each of Messrs. Brimmer, Caldwell and Senser have the right to acquire upon the exercise of outstanding stock options.

(4)	Includes 16,700 shares which Mr. Niebur may acquire upon the exercise of an outstanding stock option.

(5)	The percentage of outstanding shares of common stock as shown in the table above is calculated on 7,244,215 shares outstanding, as of May 7, 2003, plus it assumes in each case that the shareholder exercised all options available to that person which would vest as of July 6, 2003.

Share Ownership of Certain Beneficial Owners

     The following table sets forth the name, address, number of shares of Entrx’s common stock beneficially owned, and the percentage of the outstanding shares of common stock such shares represent, of each person or group of persons, known by Entrx to beneficially own more than 5% of Entrx’s outstanding common stock:

	Number of
	Common Shares	Percentage of
Name and Address	Beneficially	Outstanding
of Beneficial Owner	Owned	Shares(4)

Wayne W. Mills 5020 Blake Road Edina, MN 55436	1,790,000 (1)	24.5
Grant S. Kesler 3739 Brighton Point Drive Salt Lake City, UT 84121	793,000 (2)	10.1
Anthony C. Dabbene 26921 Magnolia Court Laguna Hills, CA 92653	548,600 (3)	7.0
Bradley Resources Company 1151 S.W. 30th Street, Suite E P.O. Box 1938 Palm City, FL 34991	487,740	6.7

(1)	Includes 400,000 shares which are owned by Blake Capital Partners, LLC, which is owned by Mr. Mills, 400,000 shares which are owned by Mr. Mills Individual Retirement Account, 275,000 shares which are owned by Mr. Mills’ spouse and to which Mr. Mills disclaims beneficial ownership, and 70,000 shares which Mr. Mills may acquire upon the exercise of outstanding stock options. Mr. Mills has pledged 500,000 shares to secure a loan from Entrx. (See “CERTAIN TRANSACTIONS — Loan to Affiliate of Wayne Mills”)

(2)	Includes 620,000 shares which Mr. Kesler may purchase under currently exercisable options for Metalclad’s common stock at prices ranging from $2.00 to $3.00 per share.

(3)	Includes 450,000 shares which Mr. Dabbene may purchase under currently exercisable options for Metalclad’s common stock at prices ranging from $2.00 to $3.00 per share.

(4)	The percentage of outstanding shares of common stock shown in the table above is calculated based upon 7,244,215 shares outstanding as of the close of business on May 7, 2003, plus it assumes in each case that the shareholder exercised all options available to that person which would vest on or before July 6, 2003.

Reporting Under Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors of Entrx, and persons who beneficially own more than 10 percent of Entrx’s outstanding shares of Common Stock, to file initial reports of ownership and reports of changes in ownership of securities of Entrx with the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market. Officers, directors and persons owning more than 10 percent of Entrx’s outstanding Common Stock are required by SEC regulation to furnish Entrx with copies of all Section 16(a) forms filed. Based solely on a review of the copies of such reports and amendments thereto furnished to or obtained by Entrx or written representations that no other reports were required, Entrx believes that during the year ended December 31, 2002, all filing requirements applicable to its directors, officers or beneficial owners of more than 10 percent of Entrx’s outstanding shares of Common Stock were complied with.

AUDIT COMMITTEE REPORT

     The following Audit Committee report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 nor incorporated by reference into any document so filed.

     The purpose of the Audit Committee is to assist the Board of Directors in its oversight of management’s conduct of the Company’s financial reporting process. The Audit Committee reviewed and discussed with management of the Company and Virchow, Krause & Company, LLP the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Management is responsible for the Company’s internal controls and the financial reporting process. Virchow, Krause & Company, LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     The Audit Committee discussed with Virchow, Krause & Company, LLP the matters required by Codification of Statements on Auditing Standards No. 61. The Audit Committee also received and reviewed the written disclosures and the letter from Virchow, Krause & Company, LLP required by the Independence Standards Board Standard No. 1, and discussed with that firm its independence from the Company. The Audit Committee discussed with management of the Company and Virchow, Krause & Company, LLP such other matters and received such assurances as the Audit Committee deemed appropriate.

     The Audit Committee considered the effect that provision of all other non-audit related fees may have on the independence of Virchow, Krause & Company, LLP. The Audit Committee has determined that provision of those services is compatible with maintaining the independence of Virchow, Krause & Company, LLP as the Company’s principal accountants.

     Based on the foregoing review and discussions and a review of the report of Virchow, Krause & Company, LLP, and relying thereon, the Audit Committee recommended the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

The Audit Committee
Of the Board of Directors

/s/ Kenneth W. Brimmer
Kenneth W. Brimmer, Chairman
Joseph M. Senser
Joseph M. Caldwell

INDEPENDENT AUDITORS

Auditors

     The Board of Directors of Entrx selected Moss Adams, LLP (“Moss Adams”), certified public accountants, to audit the accounts of Entrx for the year ended December 31, 2001, and to perform other appropriate accounting services for Entrx as needed.

     On April 4, 2002, Moss Adams, LLP (“Moss Adams”), resigned as Entrx’s auditors. The report of Moss Adams on the consolidated financial statements of Entrx for the years 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The resignation of Moss Adams was not sought, recommended or approved by the Audit Committee or Board of Directors of Entrx. There were no disagreements between the management of Entrx and Moss Adams with respect to the consolidated financial statements of Entrx for the years 2000 and 2001, or any interim period, or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which were not resolved to the satisfaction of Moss Adams or which would have caused Moss Adams to make reference to the subject matter or any such disagreement in connection with rendering its report on those consolidated financial statements. Moss Adams had audited the accounts of Entrx since 1998.

     On April 16, 2002, upon the recommendation of the Audit Committee, Entrx engaged Virchow Krause & Company, LLP (“Virchow Krause”), certified public accountants with offices in Minneapolis, Minnesota, to audit Entrx’s consolidated financial statements for 2002 and to perform other appropriate accounting services for Entrx as needed. Entrx had not previously engaged Virchow Krause on any matter. A representative of Virchow Krause will be present at the Annual Meeting of the shareholders to be held on June 18, 2003.

Audit Fees

     Virchow Krause billed Entrx $45,132 for the annual audit of Entrx’s consolidated financial statements, and the review of Entrx’s consolidated financial statements included in Entrx’s quarterly reports on Form 10Q filed with the Securities and Exchange Commission, for the 2002 fiscal year.

Financial Information Systems Design and Implementation Fees

     Virchow Krause did not render any services in 2002 with respect to the design or implementation of Entrx’s financial information systems.

All Other Fees

     Virchow Krause billed Entrx $49,223 in Entrx’s fiscal year ended December 31, 2002 for services not discussed above under “Audit Fees” or “Financial Information Systems Design and Implementation Fees.” The Audit Committee reviewed these other services and fees and found them to be compatible with Virchow Krause’s independence.

SHAREHOLDER PROPOSALS

     Proposals that shareholders may wish to present at the annual meeting of Entrx’s shareholders in 2004 must be received by Entrx in writing at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota, 55402, prior to January 24, 2004, in order to be included in the proxy statement and form of proxy relating to that meeting.

     Entrx’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, without the exhibits listed in the Form 10-K, has been furnished to each shareholder of record as of May 7, 2003, and has been furnished to nominees of street-name shareholders in sufficient quantities to be provided to all benefitted shareholders on May 7, 2003. If, however, you as a record or beneficial shareholder on the record date did not receive a copy of the Annual Report on Form 10-K, you may request in writing that a copy be mailed to you, making a representation (in the case of a street name shareholder) that you were a beneficial owner of Entrx’s shares on the record date. Upon such request, the Form 10-K Annual Report will be mailed to you without charge. If you would like a copy of any of the exhibits listed in the Form 10-K Annual Report, we will mail you a copy upon request and upon the payment of $5.00 per document, and $0.25 per page. All requests should be made in writing and addressed to Brian Niebur, Chief Financial Officer, Entrx Corporation, 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402.

     A form of Proxy is enclosed for your use. Please date, sign and return the Proxy at your earliest convenience. Prompt return of your Proxy will be appreciated.

PROXY
ENTRX CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors and
Management of Entrx Corporation

The undersigned, revoking all prior proxies, hereby appoints Wayne W. Mills and Kenneth W. Brimmer, and each or either of them, as proxies, with full power of substitution, to vote all shares of common stock of Entrx Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Entrx Corporation, to be held at the Hyatt Regency Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota on June 18, 2003, at 10:00 a.m. or at any adjournment thereof, and hereby instructs said proxies to vote said shares as specified below:

Election of Directors	FOR all nominees listed at right, except where I	WITHHOLD AUTHORITY to vote	I wish to cumulate my vote as follows:
	have crossed out the name of a nominee	for all nominees listed at right	Nominees:	Number of Votes (See Instruction below)
	☐	☐	Kenneth W. Brimmer

Joseph M. Caldwell

Wayne W. Mills

Joseph M. Senser

INSTRUCTION: If you intend to cumulate your votes, multiply the number of shares you own by four, and distribute that resulting number among the nominees as you choose under the column headed “Number of Votes.”

NOTE: In their discretion, the proxies are authorized to vote upon matters which are incidental to the conduct of the Annual Meeting, and upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MANAGEMENT OF ENTRX CORPORATION AND WILL BE VOTED IN FAVOR OF THE ELECTION OF THE FOUR NOMINEES UNLESS OTHER INSTRUCTIONS ARE GIVEN.

Signature(s)	Dated	, 2003

Please sign exactly as your name appears hereon; if stock is held jointly, each owner must sign. When signing as executor, trustee, guardian, attorney, agent or proxy, please indicate title. Please sign, date and return this Proxy promptly.